Exhibit 99.1

FOR IMMEDIATE RELEASE

TAG ENTERTAINMENT CORP. ANNOUNCED TODAY
THE TERMINATION OF ITS LETTER OF INTENT TO
ACQUIRE MYRIAD PICTURES

Santa Monica, CA, February 24, 2006 – TAG Entertainment Corp. (OTC Bulletin Board TAGE.OB) a full service entertainment company specializing in the production and distribution of family oriented motion pictures based in Santa Monica, California announced today that it has terminated its letter of intent and negotiations to acquire all of the outstanding shares of capital stock of Myriad Pictures, Inc.

Mr. Steve Austin, Chairman & Chief Executive Officer of TAG Entertainment said: ‘‘After careful consideration, we have determined not to proceed with the transaction to acquire Myriad Pictures. Although we are disappointed that our initial expectations in entering into the letter of intent were not fulfilled, we appreciate the effort of all parties in attempting to make the transaction work. However, we believe that this route is the best alternative for TAG and its shareholders at this time. We will continue to work with Myriad Pictures as a sales agent for our motion pictures and look forward to the successful international releases of two feature films placed with them.’’

ABOUT TAG ENTERTAINMENT CORP.

TAG Entertainment Corp. is a publicly-traded, fully integrated family film company based in Beverly Hills, California. TAG's principal business is the development and production of high quality family-oriented feature films for worldwide distribution in the theatrical motion picture markets. In addition, the company develops and produces television programming, including movies-for-television for the major networks, basic cable, pay cable, first-run syndication and international markets. Established in 1999, TAG has fully financed and produced 13 feature films and has acquired certain rights to additional motion pictures.

NOTE: The statements contained in this press release that are not historical facts are forward-looking statements under federal securities laws that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially include, but are not limited to, TAG's ability to develop and produce additional feature length films; the continued contributions of partners in the promotion of future film projects; TAG's ability to effectively implement its business strategy; and TAG's ability to raise additional capital to fund planned movie projects.

CONTACTS:
TAG Entertainment Corp.
Steve Austin
Chief Executive Officer

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